EXHIBIT 99.1

PSB Holdings, Inc.

News Release

December 22, 2005
FOR IMMEDIATE RELEASE
Contact: Robert G. Cocks, Jr., President and Chief Executive Officer, PSB Holdings, Inc.
Telephone: (860) 928-6501

PSB HOLDINGS, INC. ANNOUNCES

FIFTH CONSECUTIVE QUARTERLY DIVIDEND

PUTNAM, CT – December 22, 2005 - Robert G. Cocks, Jr., President and Chief Executive Officer of PSB Holdings, Inc., today announced that the Company’s Board of Directors has declared a quarterly cash dividend of $.06 per share of the Company’s common stock. The dividend reflects an annual cash dividend rate of $.24 per share. The dividend will be payable to stockholders of record as of January 4, 2006, and will be paid on January 19, 2006.

“We are extremely pleased to announce this quarterly dividend, which is a $.01 increase over our previous dividend payments of $.05 per share,” said Mr. Cocks. “It also represents our fifth consecutive dividend since we became a public company.”

The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 53.7% percent of the Company’s outstanding shares. Putnam Bancorp, MHC intends to waive the receipt of all but $25,000 of the cash dividends paid on its shares of the Company.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven full-service offices. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. The Bank’s deposits are insured by the Federal Deposit Insurance

Corporation. PSB Holdings Inc.’s common stock trades on the NASDAQ Stock Market under the symbol PSBH.

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